Exhibit 99.1

Manitex International Reports First Quarter 2022 Results

Bridgeview, IL, May 4, 2022 — Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of cranes and specialized industrial equipment, today announced results for the first quarter of 2022.

Q1 Financial Highlights

•	Net sales increased 28% to $60.4 million, compared to $47.2 million in the first quarter of 2021;

•	Net income of $0.2 million, or $0.01 per diluted share, compared to a loss of $0.8 million, or $(0.04) per diluted share, in the first quarter of 2021;

•	Adjusted net income* for the first quarter of 2022 was $0.9 million, or $0.05 per share, compared with a loss of $0.1 million, or $(0.01) per share for the first quarter of 2021;

•

Adjusted EBITDA* increased to $2.7 million, or 4.4% of net sales compared to $1.9 million, or 3.9% of net sales in 2021 and compared to $0.3 million, or 1.0% of net sales in the fourth quarter of 2021;

•	Backlog of $206 million, as of March 31, 2022, represents a 145% increase since March 31, 2021; the Company’s book-to-bill ratio was 1.3:1 for the first quarter of 2022;

•	Net debt was $31.5 million compared to $23.8 million at the end of the year; representing a leverage ratio of 3.5 times trailing twelve months Adjusted EBITDA*;

Subsequent Items:

On April 11, 2022, the company simultaneously announced that Michael Coffey was appointed Chief Executive Officer, the closing of the acquisition of Rabern Rentals, and a new credit facility in the US. Total liquidity was estimated in the range of $35-$40 million at the close of this transaction.

“First quarter results reflect gains in sales, bookings, and a strong backlog that has surpassed $200 million,” said Michael Coffey, CEO of Manitex International. “We are pleased with the strong demand for our products, across our product portfolio, both in North America and in Europe, and the backlog indicates that sales will continue to show good momentum throughout the rest of the year.”

“Importantly, we continued to implement measures to address inflationary cost and supply chain pressures. These actions delivered improved results and should enable further benefit in the coming quarters. Subsequent to the end of the quarter, we completed the acquisition of Rabern Rentals, and while it will represent just a small portion of our revenues, we do expect it to be accretive to our Adjusted EBITDA, starting in the 2nd quarter. As we noted in our Form 8-k/a filed on April 21, 2022, Rabern Rentals had 2021 revenues of approximately $21 million and EBITDA of approximately $8 million.”

“A focus on process efficiency, supply chain optimization and operational excellence will guide us as we battle inflationary and supply chain headwinds, which are impacting many equipment manufacturers at this time. We will be leveraging our global resources, implementing improved production processes and working on numerous initiatives that will translate into improved margins and EBITDA contributions for our business,” concluded Coffey.

Financial Results for the First Quarter ended March 31, 2022

Net sales for the first quarter were $60.4 million compared to $47.2 million for the first quarter of 2021, and the Company reported a net income of $0.2 million, or $0.01 per diluted share, compared to a loss of $0.8 million, or $(0.04) per diluted share, in the prior-year period. Adjusted net income* for the first quarter of 2022 was $0.9 million, or $0.05 per share, compared with a loss of $0.1 million, or $(0.01) per share for the first quarter of 2021.

*	Adjusted numbers are discussed in greater detail and reconciled under “Non-GAAP Financial Measures and Other Items” below.

Conference Call:

Management will host a conference call with an accompanying slide presentation, in the morning Wednesday, May 4, at 11:00 AM ET, to discuss the results with the investment community. Anyone interested in participating in the call should dial 877-407-0792 from within the United States or 201-689-8263 if calling internationally. A replay will be available and can be accessed by dialing 844-512-2921 or 412-317-6671. Please use passcode 13728733 to access the replay. The call will be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the Company’s website at www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes), truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, MAC, PM-Tadano, Oil & Steel, Valla, and Rabern Rentals.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

CoreIR

Peter Seltzberg, Capital Markets and Corporate Advisory

Investor Relations

516-419-9915

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$15,524	$21,359
Cash – restricted	221	222
Trade receivables (net)	35,171	30,515
Other receivables	1,110	2,039
Inventory (net)	68,511	64,965
Prepaid expense and other current assets	3,548	2,436
Assets held for sale	1,069	—

Total current assets	125,154	121,536

Total fixed assets, net of accumulated depreciation of $17,011 and $18,662 at March 31, 2022 and December 31, 2021, respectively	15,235	16,460
Operating lease assets	3,524	3,563
Intangible assets (net)	11,157	11,946
Goodwill	24,629	24,949
Other long-term assets	1,168	1,143
Deferred tax assets	178	178

Total assets	$181,045	$179,775

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$46,935	$44,136
Accrued expenses	10,366	10,539
Related party payables (net)	198	203
Notes payable	20,388	18,401
Current portion of finance lease obligations	450	399
Current portion of operating lease obligations	1,112	1,064
Customer deposits	4,677	7,121

Total current liabilities	84,126	81,863

Long-term liabilities
Revolving term credit facilities (net)	12,730	12,717
Notes payable (net)	9,938	10,089
Finance lease obligations (net of current portion)	3,775	3,822
Non-current operating lease obligations	2,413	2,499
Deferred gain on sale of property	487	507
Deferred tax liability	910	1,074
Other long-term liabilities	4,161	4,389

Total long-term liabilities	34,414	35,097

Total liabilities	118,540	116,960

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Common Stock—no par value 25,000,000 shares authorized, 20,027,814 and 19,940,487 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	132,803	132,206
Paid-in capital	2,762	3,264
Retained deficit	(68,206)	(68,436)
Accumulated other comprehensive loss	(4,854)	(4,219)

Total equity	62,505	62,815

Total liabilities and equity	$181,045	$179,775

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Net revenues	$60,420	$47,168
Cost of sales	50,295	38,363

Gross profit	10,125	8,805
Operating expenses
Research and development costs	716	785
Selling, general and administrative expenses	8,759	7,744

Total operating expenses	9,475	8,529

Operating income (loss)	650	276
Other income (expense)
Interest expense	(505)	(525)
Interest income	2	4
Foreign currency transaction loss	(49)	(215)
Other income (expense)	264	(20)

Total other income (expense)	(288)	(756)

Income (loss) before income taxes	362	(480)
Income tax expense	132	292

Net income (loss)	$230	$(772)

Income (loss) per share
Basic	$0.01	$(0.04)
Diluted	$0.01	$(0.04)
Weighted average common shares outstanding
Basic	19,961,785	19,845,064
Diluted	20,014,180	19,845,064

Net Sales, Gross Margin and Operating Income (Loss)

	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$60,420	$60,420	$53,391	$53,391	$47,168	$47,168
% change Vs Q4 2021	13.2%	13.2%
% change Vs Q1 2021	28.1%	28.1%

Gross margin	10,125	10,125	4,655	7,881	8,805	8,873
Gross margin % of net sales	16.8%	16.8%	8.7%	14.8%	18.7%	18.8%

Operating Income (loss)	650	1,559	(7,114)	(747)	276	748

Reconciliation of Net Income (Loss) To Adjusted Net Income (Loss)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income (loss)	$230	$(8,065)	$(772)
Adjustments, including net tax impact	713	6,411	664
Adjusted net income (loss)	$943	$(1,654)	$(108)

Weighted diluted shares outstanding	20,014,180	19,935,512	19,845,064
Diluted earnings (loss) per share as reported	$0.01	$(0.40)	$(0.04)
Total EPS effect	$0.04	$0.32	$0.03
Adjusted diluted earnings (loss) per share	$0.05	$(0.08)	$(0.01)

Reconciliation of Net Income (Loss) To Adjusted EBITDA

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net Income (loss)	$230	$(8,065)	$(772)
Interest expense	505	511	521
Tax expense	132	374	292
Depreciation and amortization expense	1,145	1,004	1,130

EBITDA	$2,012	$(6,176)	$1,171

Adjustments:
Litigation / legal settlement	$318	$682	$90
Rabern transaction costs	314	—	—
Stock compensation	232	240	299
Inventory impairment	—	3,226	—
Impairment of Intangibles	—	2,078	—
FX	49	122	215
Restructuring costs	29	81	68
Valla earnout	(202)	—	—
Other	(27)	60	15

Total Adjustments	$713	$6,489	$687

Adjusted EBITDA	$2,725	$313	$1,858

Adjusted EBITDA as % of sales	4.5%	0.6%	3.9%

Backlog

	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021	Mar 31, 2021
Backlog from continuing operations	205,682	$188,981	$113,584	$111,170	$83,793
Change Versus Current Period		8.8%	81.1%	85.0%	145.5%

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Net Debt

	March 31, 2022	December 31, 2021	March 31, 2021
Total cash & cash equivalents	$15,745	$21,581	$16,075

Notes payable - short term	$20,388	$18,401	$16,995
Current portion of finance leases	450	399	344
Notes payable - long term	9,939	10,089	13,067
Finance lease obligations - LT	3,775	3,822	4,128
Revolver, net	12,730	12,717	12,644

Total debt	$47,282	$45,428	$47,178

Net debt	$31,537	$23,847	$31,103

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.